As filed with the Securities and Exchange Commission on July 14, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVATECH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	81-1035353 (IRS Employer Identification Number)

11403A Cronhill Drive, Owings Mills, Maryland (Address of Principal Executive Offices)		21117 (Zip Code)

Avatech Solutions, Inc. Restricted Stock Award Plan

(Full Title of the Plan)

Donald (“Scotty”) Walsh,

Chief Executive Officer,

11403A Cronhill Drive,

Owings Mills,

Maryland 21117

(Name, Address, Including Zip Code of Agent for Service)

(410) 902-6900

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Christopher Olander,

Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.,

One South Street, 27th Floor,

Baltimore, Maryland 21202

CALCULATION OF REGISTRATION FEE:

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Common Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

common stock, $0.01 par value per share	200,000	$0.50	$100,000	$8.01

(1)	Estimated solely for purposes of calculating the registration fee under Rule 457(c) and (g) under the Securities Act of 1933. The proposed maximum offering price per share is based on the last sale price of $0.50 per share of registrant’s common stock reported on the OTC Bulletin Board on June 27, 2003.

PART I: INFORMATION REQUIRED IN THE PROSPECTUS

The documents containing the information in Part I will be sent to each person eligible to participate in the Avatech Solutions, Inc. (the “Registrant”) Restricted Stock Award Plan (the “Plan”), as contemplated by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the following documents:

Avatech Solutions, Inc. SEC Filings (File No. 0-288-42)	Date Filed	File No.
Current Report on Form 8-K	January 25, 2002	001-28842
Current Report on Form 8-K	March 11, 2002	001-31265
Current Report on Form 8-K	May 2, 2002	001-31265
Current Report on Form 8-K	May 28, 2002	001-31265
Current Report on Form 8-K	August 14, 2002	001-31265
Current Report on Form 8-K	August 21, 2002	001-31265
424(b)(3) Prospectus	October 2, 2002	333-89386
Current Report on Form 8-K	November 20, 2002	001-31265
Current Report on Form 8-K	December 4, 2002	001-31265
Current Report on Form 8-K	January 31, 2003	001-31265
Current Report on Form 8-K	February 19, 2003	001-31265
Current Report on Form 8-K	March 4, 2003	001-31265
Current Report on Form 8-K	April 16, 2003	001-31265
Quarterly Report on Form 10-Q for the quarter ended March 31, 2003	May 15, 2003	001-31265
Current Report on Form 8-K	May 16, 2003	001-31265
Current Report on Form 8-K	May 16, 2003	001-31265
Registration Statement on Form S-1	June 4, 2003	333-104035
Current Report on Form 8-K	June 23, 2003	001-31265
Description of the Company’s Common Stock included in form 8-A	October 24, 2002	001-31265

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

The Registrant will provide without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of and any and all documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to: 11403A Cronhill Drive, Owings Mills, Maryland 21117.

Item 4:	Description of Securities

Not applicable (the Registrant’s common stock is registered under section 12 of the Exchange Act)

Item 5:	Interests of Named Experts and Counsel

Not applicable.

Item 6:	Indemnification of Directors and Officers

Under Delaware General Corporation Law, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Although Delaware General Corporation Law permits a corporation to indemnify any person referred to above against expenses (including attorney fees) that are actually and reasonably incurred by such person (“Expenses”), in connection with the defense or settlement of an action by or in the right of the corporation, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification for such expenses is only permitted to the extent that the Court of Chancery, or the court in which the action or suit was brought, determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the Court of Chancery, or such other court, deems proper.

The determination, with respect to a person who is a director of officer at the time of such determination, as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of the directors who are not parties to such action, suit, or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Delaware General Corporation Law also provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding covered by the statute, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. In addition, Delaware General Corporation Law provides for the general authorization of advancements of a director’s or officer’s litigation expenses, subject to an undertaking by such person to repay any such advancement if such person is ultimately found not to have been entitled to reimbursement for such expenses and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Avatech’s Restated certificate of incorporation provides that Avatech shall indemnify its directors, officers, employees, and agents to the fullest extent permitted by Delaware General Corporation Law. Avatech also is authorized to secure insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, Avatech maintains liability insurance for the benefit of its directors and officers.

Item 7:	Exemption from Registration Claimed

Not Applicable.

Item 8:	Exhibits

Exhibit No.	Exhibit Description	Page No.

5.1	Opinion	E–1

10.1	Avatech Solutions, Inc. Restricted Stock Award Plan*

15.1	Letters regarding unaudited interim financial information *

16.1	Letter regarding change in certifying accountant+

21.1	Subsidiaries of the Registrant*

23.1	Consent of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. (included in Exhibit 5.1)

23.2	Consent of Ernst & Young	E–3

23.3	Consent of Walpert and Wolpoff, LLP	E–4

24.1	Power of attorney (included on signature page)

*	Incorporated by reference to the Registrant’s Registration Statement on form S-1 filed on March 26, 2003.
+	Incorporated by reference to the Registrant’s Current Report on form 8-K filed on March 4, 2003.

Item 9:	Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to any plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold t the termination of the offering.

b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act an is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland on July 14, 2003.

AVATECH SOLUTIONS, INC.

By:	/s/
Donald R. “Scotty” Walsh Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Donald R. “Scotty” Walsh and Gary Rever as his attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any registration statement relating to this registration statement under Rule 462 of the Securities Act and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed on July 14, 2003 by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Donald “Scotty” Walsh	Chief Executive Officer and Director	July 14, 2003

/s/ Gary Rever	Chief Financial Officer	July 14, 2003

/s/ W. James Hindman	Chairman of the Board	July 14, 2003

/s/ Hank Felton	Vice Chairman of the Board	July 14, 2003

/s/ Eugene J. Fischer	Director	July 14, 2003

/s/ James A. Fanella	Director	July 14, 2003